EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933

2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com

Contact: Michael M. Moran Chief of Capital Markets 877-884-5662

FOR IMMEDIATE DISTRIBUTION:

CAPITOL BANCORP ANNOUNCES FIRST QUARTER
EARNINGS EXPECTATIONS

LANSING, Mich., and PHOENIX, Ariz.: April 13, 2004 — Today Capitol Bancorp Limited (NYSE:CBC) announced that although earnings for the first quarter will remain positive, the Corporation has initiated actions which will reduce reported earnings per share approximately 35 percent below reported earnings of $0.44 in the first quarter of last year. Actions include an increase in the loan loss reserve for the quarter to cover both extraordinary growth in first quarter loan volume, approximately $100 million, and a special loss provision for a single loan of $1.5 million. In addition, Capitol has elected to liquidate certain mutual fund investments made by some of its affiliated banks. Asset quality indicators improved in this quarterly period with a reduction of total nonperforming loans and nonperforming assets, and an improvement in the reserve coverage ratio on nonperforming loans.

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About Capitol Bancorp Limited

Capitol Bancorp Limited is a $2.7 billion community bank development company, with 31 individual bank charters operating in nine states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital and mentors a community bank through its formative stages. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has headquarters in Lansing, Mich. and Phoenix, Ariz.